EXHIBIT 99.1

UFP Technologies Announces Record 2022 Results

NEWBURYPORT, Mass., March 07, 2023 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), a designer and custom manufacturer of engineered solutions primarily for the medical market, today reported net income of $41.8 million or $5.45 per diluted common share outstanding for its year ended December 31, 2022, compared to net income of $15.9 million or $2.09 per diluted common share outstanding for 2021. Net Sales for 2022 were $353.8 million compared to 2021 sales of $206.3 million.

For its fourth quarter ended December 31, 2022, the Company reported net income of $8.5 million or $1.10 per diluted common share outstanding, compared to $3.2 million or $0.42 per diluted common share outstanding in the same period of 2021. Sales for the fourth quarter 2022 were $91.2 million versus 2021 fourth quarter sales of $56.3 million.

“I am very pleased with our 2022 results, as sales grew 72% and EPS grew 160%,” said R. Jeffrey Bailly, Chairman & CEO. “We integrated two key acquisitions completed at the end of 2021, DAS Medical in the Dominican Republic and Contech Medical in Rhode Island and Costa Rica. We also completed and integrated another major acquisition, Advant Medical, which brought us a key strategic location in Galway, Ireland along with new capabilities and many important synergies. Each acquisition has performed above our expectations and made us more valuable to our customers. In addition, we completed our factory start-up in Tijuana, Mexico, transitioning from a dirt field to a completed facility shipping production parts in just eight months. We certified our quality system and launched our first program ahead of schedule and under budget.”

“Amid all this exciting activity, our base business grew organically at an impressive 18.6% in 2022,” said Bailly. “And operating income grew by 161%, or 106% after eliminating non-operational items, such as acquisition earnout adjustments and gains on the sale of real estate and our Molded Fiber division, which we sold to tighten our focus on our fastest-growing market opportunities.”

“I am very proud of the UFP team, which grew substantially in 2022 and now totals approximately 3,000 associates,” Bailly added. “They worked incredibly hard navigating challenging supply chain issues and a difficult labor market, and delivered excellent results. Looking ahead, I am very bullish about our future as we continue to realize acquisition synergies and gain the benefits of our recent investments in new clean rooms, production capacity, talent and more. And with only about $55 million in debt, our balance sheet remains strong, allowing us to execute additional internal and external growth initiatives.”

Financial Highlights:

  Sales for the fourth quarter increased 61.9% to $91.2 million, from $56.3 million in the same period of 2021. Sales for the full year of 2022 increased 71.5% to $353.8 million from $206.3 million in the same period of 2021.
  Fourth quarter sales to the medical market increased 108.0%. Sales to all other markets decreased 28.5% to $13.5 million, largely due to the sale of Molded Fiber. Year-to-date sales to the medical market increased 116.0% to $286.2 million. Sales to all other markets decreased 8.4% to $67.6 million.
  Gross profit as a percentage of sales (“gross margin”) increased to 25.5% for the fourth quarter, from 23.2% in the same quarter of 2021. Gross margin for the full year of 2022 increased to 25.5%, from 24.8% in the same period of 2021.
  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 46.1% to $11.9 million compared to $8.1 million in the same quarter of 2021. Full year 2022 SG&A increased 55.3% to $45.8 million, from $29.5 million in the same period of 2021.
  For the fourth quarter, operating income increased to $10.9 million, from $4.6 million in the same quarter of 2021. Full year 2022 operating income increased to $55.4 million, from $21.2 million in the same period of 2021, and adjusted operating income increased to $44.5 million, from $21.6 million. See the reconciliation provided in Table 1. Adjusted Operating Income is a financial measure not presented in accordance with generally accepted accounting principles ("GAAP") (a "Non-GAAP Financial Measure"). Please see "Non-GAAP Financial Information" at the end of this news release.
  Net income increased to $8.5 million in the fourth quarter, from $3.2 million in the same period of 2021. Full year 2022 net income increased to $41.8 million, from $15.9 million in the same period of 2021.
  EBITDA for the year ended December 31, 2022 increased to $70.6 million from $32.1 million in the same period of 2021, and adjusted EBITDA increased to $59.6 million from $32.5 million. See the reconciliation provided in Table 2. EBITDA and Adjusted EBITDA are Non-GAAP Financial Measures.  Please see "Non-GAAP Financial Information" at the end of this news release.

About UFP Technologies, Inc.

UFP Technologies is a designer and custom manufacturer of engineered solutions primarily for the medical market. Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, and industrial markets.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2022	2021	2022	2021
Net sales	$91,237	$56,344	$353,792	$206,320
Cost of sales	67,957	43,268	263,532	155,206
Gross profit	23,280	13,076	90,260	51,114
Selling, general and administrative expenses	11,888	8,138	45,796	29,480
Acquisition Costs	-	276	1,027	430
Change in fair value of contingent consideration	489	-	9,837	-
Gain on sale of Molded Fiber	(29)	-	(15,651)	-
Loss (gain) on disposal of fixed assets	56	29	(6,149)	(14)
Operating income	10,876	4,633	55,400	21,218
Interest expense, net	(872)	(28)	(2,763)	(39)
Other income (expense)	(233)	24	81	26
Income before income tax expense	9,771	4,629	52,718	21,205
Income tax expense	1,309	1,411	10,929	5,319
Net income	$8,462	$3,218	$41,789	$15,886

Net income per share outstanding	$1.12	$0.43	$5.52	$2.11
Net income per diluted share outstanding	$1.10	$0.42	$5.45	$2.09

Weighted average shares outstanding	7,580	7,532	7,564	7,524
Weighted average diluted shares outstanding	7,689	7,637	7,663	7,615

Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$4,451	$11,117
Receivables, net	55,117	39,384
Inventories	53,536	33,436
Other current assets	3,242	3,383
Net property, plant, and equipment	58,072	56,569
Goodwill	113,028	107,905
Intangible assets, net	68,361	67,585
Other assets	21,737	14,753
Total assets	$377,544	$334,132
Liabilities and equity:
Accounts payable	19,961	10,611
Current installments, net of long-term debt	4,000	4,000
Other current liabilities	31,800	24,172
Long-term debt, excluding current installments	51,000	71,000
Other liabilities	33,238	29,903
Total liabilities	139,999	139,686
Total equity	237,545	194,446
Total liabilities and stockholders' equity	$377,544	$334,132

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance; the continuing operation of the Company’s locations, the maintenance of its facilities and the sufficiency of the Company’s supply chain, inventory, liquidity and capital resources, including increased costs in connection with such efforts; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; statements about the integration and performance of recent acquisitions; statements about the Company’s ability to realize the benefits expected from our recently completed acquisitions, including any related synergies; the Company’s ability to operationalize its Tijuana operations; expectations regarding customer demand; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand and prices for the Company's products and services; risks relating to the Company’s ability to achieve anticipated benefits of recent acquisitions and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described above under “Use of Non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, EBITDA and Adjusted EBITDA, non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Table 1: Adjusted Operating Income Reconciliation
(in thousands)

	Twelve Months Ended
	December 31
	2022	2021
Operating income (GAAP)	$55,400	$21,218
Adjustments:
Acquisition Costs	1,027	430
Change in fair value of contingent consideration	9,837	-
Gain on sale of Molded Fiber	(15,651)	-
Gain on disposal of fixed assets	(6,149)	(14)
Adjusted operating income (Non-GAAP)	$44,464	$21,634

Table 2: EBITDA Reconciliation
(in thousands)

	Twelve Months Ended
	December 31
	2022	2021
Net income (GAAP)	$41,789	$15,886
Income tax expense	10,929	5,319
Interest expense, net	2,763	39
Depreciation	7,506	7,094
Amortization of intangible assets	4,380	1,316
Share based compensation	3,208	2,428
EBITDA (Non-GAAP)	$70,575	$32,082
Adjustments:
Acquisition Costs	1,027	430
Change in fair value of contingent consideration	9,837	-
Gain on sale of Molded Fiber	(15,651)	-
Gain on disposal of fixed assets	(6,149)	(14)
Adjusted EBITDA (Non-GAAP)	$59,639	$32,498

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com